IQST - iQSTEL Sets the Stage for Explosive Growth with $340 Million Revenue Forecast for 2025

December 18, 2024, New York, NY— iQSTEL Inc. (OTCQX: IQST), a global leader in cutting-edge telecom, fintech, and technology solutions, is thrilled to announce its ambitious $340 million revenue forecast for 2025. This bold projection underscores the company’s relentless focus on organic growth, disruptive innovation, and strategic acquisitions poised to reshape its future.

Breaking Records, Building Momentum

iQSTEL has a track record of exceeding revenue expectations by strategically revising its forecasts mid-year based on real-time market momentum. This proven approach has built unwavering trust among investors and positioned the company as a rising star in the tech-driven market.

“Our $1 billion revenue target for 2027 isn’t just a goal—it’s our roadmap,” stated Leandro Iglesias, CEO of iQSTEL. “With robust organic expansion and a transformative acquisition on the horizon post-Nasdaq listing, we are ready to redefine market leadership.”

A Historic Q4 2024 Performance

The company is on track to report its highest quarterly revenue ever in Q4 2024, breaking the previous record of $78.6 million set in Q2 2024. With this exceptional performance, iQSTEL is working to achieve its $290 million revenue target for FY-2024.

Revenue Per Share Milestone: A New Era

“Our Telecom Division continues to deliver unparalleled year-over-year growth,” Iglesias emphasized. “Crossing the one-third billion-dollar revenue mark organically in 2025 is a testament to our team’s relentless dedication.”

He added: “We closed FY-2023 with a Revenue Per Share (RPS) of $0.84. As of today, we’ve already exceeded $1.32 in Revenue Per Share (RPS) based on preliminary figures—and the fiscal year isn’t over yet.”

Accelerating Into the Future

iQSTEL remains laser-focused on scaling its operations, enhancing its high-margin product portfolio, and unlocking new opportunities in fintech, cybersecurity, and AI-powered solutions. With a clear path toward its $1 billion revenue target by 2027, the company’s growth story is just beginning.

About iQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based multinational publicly listed company in the final stages of the path to becoming listed on NASDAQ. With FY2023 revenues of $144 million and a forecasted $290 million in revenue, alongside positive operating income of seven digits in our Telecom Division for FY-2024, iQSTEL is positioning itself for explosive growth. iQSTEL's mission is to serve basic human needs in today's modern world by making essential tools accessible, regardless of race, ethnicity, religion, socioeconomic status, or identity. The company recognizes that modern human needs such as physiological, safety, relationship, esteem, and self-actualization are marginalized without access to ubiquitous communications, financial freedom, clean, affordable mobility, and information.

iQSTEL has been building a strong business platform with its customers, and by leveraging this trust, the company is now beginning to sell high-tech, high-margin products across its divisions. iQSTEL is strategically positioned to achieve $1 billion in revenue by 2027 through organic growth, acquisitions, and high-margin product expansion.

•	Telecommunications Services Division (Communications): Includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	Fintech Division (Financial Freedom): Provides remittance services, top-up services, a MasterCard Debit Card, US bank accounts (no SSN required), and a Mobile App.
•	Electric Vehicles (EV) Division (Mobility): Offers Electric Motorcycles and plans to launch a Mid-Speed Car.
•	Artificial Intelligence (AI) Services Division (Information and Content):
Provides AI solutions for unified customer engagement across web and phone channels, along with a white-label platform offering seamless access to services, entertainment, and support in a virtual 3D interface.
•	Cybersecurity Services:
Through a new partnership with Cycurion, iQSTEL will offer advanced cybersecurity solutions, including 24/7 monitoring, threat detection, incident response, vulnerability assessments, and compliance management, providing essential protection to telecommunications clients and beyond.

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iQSTEL has completed 11 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions, further expanding its suite of products and services both organically and through mergers and acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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